Exhibit 2.9

STOCK PURCHASE AGREEMENT
Private and Confidential

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the last date of execution below (the “Effective Date”), by and between The Now Corporation, a Nevada corporation (hereinafter referred to as “Buyer”), and VGTel, Inc., a New York corporation (hereinafter referred to as “Seller”). Buyer and Seller are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the sole holder of all issued and outstanding shares (the “Shares”) of Green Rain Solar Inc., a Wyoming corporation, and M Love Vintage Holdings Inc., both wholly-owned subsidiaries of Seller; and

WHEREAS, Buyer desires to purchase, and Seller agrees to sell, the Shares, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations set forth herein, the Parties hereby agree as follows:

1. Agreement to Purchase and Sell; Closing

Seller agrees to sell, and Buyer agrees to purchase, all of Seller’s Shares of Green Rain Solar Inc. and M Love Vintage Holdings Inc. on the terms set forth below:

• Consideration:

Buyer agrees to acquire both subsidiaries in exchange for the following:

•     Seller will receive 50% of the controlling preferred stock in Buyer. Seller shall distribute this stock to its majority shareholders in accordance with its internal governance procedures.

•     Preferred shareholders of Buyer, excluding those who received shares in a rescinded agreement, will gain majority control of Seller in consideration for the dilution of their preferred shares.

•     Ken Williams, CEO of Buyer, will receive 55% controlling interest in Seller and will distribute the remaining 25.2% to other shareholders. If necessary, a new control block will be issued to complete this transaction.

•     Branalex Financial Group Inc. and Legion Financial Consultants will receive 9.9% of Buyer’s outstanding preferred shares for their advisory and consultancy roles, as well as 9.9% of Seller.

•     Paul Khan will serve as a consultant for a period of three months post-closing and, as compensation, will receive all of Buyer’s oil assets, preferred shares of Mike the Pike Productions Inc., and 9.9% of Seller.

•     Seller will acquire from Buyer the assets of Monster Elixir and CJB Uphill Marketings and Holdings LLC.

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• Closing:

The closing of the transaction (“Closing”) shall take place upon the execution of this Agreement and the satisfaction of all closing conditions set forth herein.

2. Distribution of Buyer’s Preferred Shares

Upon Closing, Seller shall receive 50% of Buyer’s controlling preferred shares. Seller shall distribute these shares to its majority shareholders proportionally, in accordance with its internal governance procedures. This distribution may be subject to any required shareholder approvals and/or compliance with applicable laws and regulations.

3. Payment and Delivery of Shares

At Closing, Seller shall deliver to Buyer the certificate(s) representing the Shares, together with duly executed medallion-guaranteed or notarized stock powers and any other necessary documentation to effectuate the transfer. Buyer shall assume the Assumed Liabilities and deliver the consideration outlined in Section 1.

4. Terms Related to Preferred Shares

• Dissolution of Preferred Shares:

The preferred shares issued to Seller pursuant to this Agreement will eventually be voided. Upon Buyer becoming compliant with OTC Markets Group, a new control block of shares will be issued, replacing the original preferred shares. No new shares will be issued to the preferred shareholders who received shares under a rescinded agreement..

• Regulation A (Reg A) Filing:

Upon submission of a Regulation A (Reg A) filing, the ownership percentage of Buyer’s preferred shareholders, excluding Seller’s designees, will be reduced to 4.9%. After the preferred shareholders receive a total of $250,000 (to be divided equally), their conversion privileges will be cancelled, but their voting rights will remain intact.

• Allocation of Funds Raised:

The funds raised through this transaction and any subsequent financing will be divided as follows:

•    60% for Buyer’s corporate needs.

•    10% for Buyer’s preferred shareholders, except for Seller’s designees that received preferred shares.

•    30% for Branalex Financial Group and Legion Financial Consultants, increasing to 40% once the preferred shareholders receive $250,000.

• Missed Filings:

If Buyer fails to file two quarterly reports or one annual and one quarterly report with OTC Markets Group or the SEC, Ken Williams’ preferred shares shall immediately convert into super-voting shares, representing 90% of Buyer’s total voting power.

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5. Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

• Title to Shares: Seller is the sole owner of the Shares and has good, valid, and marketable title, free and clear of any liens or encumbrances.

• Transfer of Shares: Seller has full legal authority to transfer the Shares to Buyer, free from any encumbrances, except those created by Buyer.

• Authority: Seller has the full legal authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding obligation of Seller.

6. Representations and Warranties of Buyer Buyer hereby represents and warrants to Seller as follows:

• Exempt Transaction: Buyer acknowledges that the sale of the Shares is intended to be exempt from registration under federal and state securities laws.

• Authority: Buyer has the full legal authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding obligation of Buyer.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

8. Termination

This Agreement may be terminated in the event of a material breach or failure of a condition or requirement by either Party.

9. Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts together shall constitute one and the same Agreement.

11. Costs and Expenses

Each Party shall bear its own costs and expenses in connection with the negotiation, execution, and delivery of this Agreement.

12. Entire Agreement

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior discussions or agreements.

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13. Further Assurances

The Parties agree to execute and deliver any further documentation or assurances necessary to give full effect to the terms of this Agreement.

14. Severability

If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

15. No Oral Representations

No oral or written representations, other than those contained in this Agreement, have been made by either Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date last written below.

SELLER:
VGTel, Inc.

By: /s/ Alfredo Papadakis

Name: Alfredo Papadakis

Title: Chief Executive Officer
Date: October 22nd, 2024

BUYER:

The Now Corporation

By: /s/ Ken Williams
Name: Ken Williams

Title: Chief Executive Officer

Date: October 22nd, 2024

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